EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-8 dated December 17, 2013 of Wells Fargo & Company, related to the Wells Fargo & Company Long-Term Incentive Compensation Plan, of our reports dated February 27, 2013, with respect to (1) the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and (2) the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

December 17, 2013